Exhibit 99.1

Second Quarter Report
Quarter ended June 30, 2012

Pembroke Woods in Pembroke (Boston), Massachusetts—Wholly owned community.

Second Quarter Overview

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Second quarter operating metrics continue to show improvement compared to the same period last year. On a same-store comparable basis,* rental revenues increased to $37.9 million in the second quarter of 2012 compared with $34.6 million for the same period last year. Same-store occupancy increased to 94.0% in the quarter ended June 30, 2012, compared with 92.4% in the same period last year. Same-store net operating income** increased to $22.9 million for the second quarter of 2012 compared with $19.7 million in the second quarter of 2011.

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During the second quarter of 2012, the REIT invested in two development projects and one stabilized multifamily community. The development projects are 4110 Fairmount (299 planned units) and Arpeggio at Victory Park (377 planned units) both in Dallas, Texas. The stabilized community acquired during the quarter is Pembroke Woods (240 units) located in the Boston metro area.

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Consolidated rental revenues for the second quarter of 2012 were $46.2 million, compared with $14.0 million in the second quarter of 2011. Modified funds from operations increased to $9.3 million in the second quarter of 2012 compared with $8.7 million in the second quarter of 2011. For the first six months of 2012, cash flow from operations increased to $28.1 million compared with $12.6 million for the first six months of 2011.

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During the second quarter, the REIT took advantage of favorable financing conditions and refinanced three communities, locking in favorable, long-term, fixed interest rates. These three loans had an average interest rate of 3.1% with terms of five to seven years. Approximately 94.0% of the REIT’s total mortgage debt is now at fixed rates with an average interest rate of 3.9%. This compares to the REIT’s debt portfolio at December 31, 2011, where 81.0% was fixed rate and the average interest rate was 4.2%.

•	Subsequent to the end of the quarter, the REIT invested in The Muse Museum District (270 planned units), a development project in Houston, Texas.

•	As of August 31, 2012, the REIT had investments in 36 stabilized multifamily communities, investments in eight development projects, and four loan investments in its portfolio.

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The development portfolio as of August 31, 2012, consists of equity investments in two wholly owned and six joint venture multifamily community developments, totaling 1,862 planned units in five metro areas. The REIT’s total share of estimated costs is approximately $319.7 million, of which $64.2 million has been incurred as of June 30, 2012.

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The loan portfolio as of August 31, 2012, consists of two land loans and two mezzanine loans totaling $45.1 million in commitments, of which approximately $30.0 million has been advanced. The blended interest rate for the portfolio is approximately 13.2%.

Investment Highlights

	(in millions)	Ac of June 30, 2012	As of Dec. 31, 2011
	Investments in real estate and joint ventures, net	$2,120.4	$2,063.6
	Total assets	$2,738.9	$2,805.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

* Note: Comparing results on a same-store basis eliminates variations due to lease-up, acquisitions, or dispositions over the measuring periods. In the second quarters of 2011 and 2012, there were 28 stabilized communities that were in the REIT’s portfolio for the entirety of both periods.

**Reconciliations of Income (Loss) from continuing operations to same store Combined Net Operating Income can be found in the Current Report on Form 8-K filed on August 30, 2012 with the Securities and Exchange Commission. A copy of this filing is available on our website behringerharvard.com

behringerharvard.com

(in millions, except per share amounts)	3 mos. ended June 30, 2012	3 mos. ended June 30, 2011	6 mos. ended June 30, 2012	6 mos. ended June 30, 2011
Net income (loss) attributable to common stockholders	$(11.3)	$6.6	$(6.8)	$0.9
Real estate depreciation and amortization, net of noncontrolling interest	17.8	14.3	35.9	27.3
Gain on sale of real estate	0.2	—	(13.3)	—
FFO attributable to common stockholders(1)	6.7	20.9	15.8	28.2
Gain on revaluation of equity on a business combination	—	(18.1)		(18.1)
Acquisition expenses, net of noncontrolling interests	2.0	5.7	2.5	5.7
Straight-line rents, net of noncontrolling interests	0.1	0.2	0.2	0.4
Loss on early extiguishment of debt	0.2	—	0.2	—
Loss on derivative fair value adjustment	0.4	—	0.4	—
Amortization of premium on debt investment, net of noncontrolling interest	(0.1)	—	(0.2)	—
MFFO attributable to common stockholders(2)	$9.3	$8.7	$18.9	$16.2
GAAP weighted average common shares	165.6	123.4	165.5	115.5
Net income (loss) per share	$(0.07)	$0.05	$(0.04)	$0.01
FFO per common share	$0.04	$0.17	$0.10	$0.24
MFFO per common share	$0.05	$0.07	$0.11	$0.14

(1) Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures, and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2) In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.